Exhibit 11 - Statement Re: Computation of Earnings Per Share


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

                                  Three months    Six months    Three months   Six months
                                      ended          ended         ended         ended
                                    June 30,       June 30,       June 30,      June 30,
                                      1996           1996           1997          1997
                                          (000's omitted, except per share data)

   Primary:

   Weighted average shares
    outstanding                        6,004          6,003          7,722         7,063
                                    ========       ========       ========      ========
   Income before extraordinary
    item                              $3,379         $2,228         $4,291        $4,009
   Extraordinary loss, net
    of tax benefit of $540                -              -              -            860
                                    --------       --------        -------      --------
   Net income                         $3,379         $2,228         $4,291        $3,149
                                    ========       ========       ========      ========

   Per share amounts:
     Income before extraordinary
     loss                               0.56           0.37           0.56          0.57
     Extraordinary loss                   -              -              -          (0.12)
                                    --------        -------       --------      --------
     Net income                        $0.56          $0.37          $0.56         $0.45
                                    ========       ========       ========      ========

   Fully diluted:

   Weighted average shares
    outstanding                        6,004          6,003          7,722         7,063

   Assumed conversion of 10%
    convertible subordinated
    debentures                         1,012            728          1,155         1,132
                                    --------       --------       --------       -------

   Total fully diluted shares          7,016          6,731          8,877         8,195
                                    ========       ========       ========      ========

   Income before extraordinary
    loss                              $3,379         $2,228         $4,291        $4,009

   Add 10% convertible subordinated
     debenture interest, net of
     tax effect                           74            108             86           167
                                    --------        -------       --------      --------
   Income before extraordinary
    loss assuming conversion           3,453          2,336          4,377         4,176

   Extraordinary loss, net of
    tax benefit of $540                   -              -              -            860
                                    --------       --------       --------      --------
   Net income assuming
    conversion of debentures          $3,453         $2,336         $4,377        $3,316
                                    ========       ========       ========      ========

   Per share amounts:
     Income before extraordinary
      loss                              0.49           0.35           0.49          0.50
     Extraordinary loss                   -             -               -          (0.10)
                                    --------       --------       --------      --------
     Net income                        $0.49          $0.35          $0.49         $0.40
                                    ========       ========       ========      ========

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